Exhibit 99.1

Havertys Reports Improved Operating Results for Fourth Quarter and Full Year 2012

ATLANTA, GEORGIA, February 25, 2013 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports fourth quarter and full year 2012 results. Pre-tax income for the fourth quarter of 2012 increased to $10.1 million versus $6.1 million for the same period of 2011.  Pre-tax income for the full year of 2012 increased to $23.5 million compared to $4.6 million for 2011.  The earnings per share for the fourth quarter of 2012 were $0.30 compared to $0.76 for the same period of 2011.  The earnings per share for the full year 2012 were $0.67 compared to $0.70 for 2011.  The results of both periods of 2011 included a favorable non-cash special item of $14.1 million, or $0.64 in per share earnings, for the release of almost all of the valuation allowance against the company’s net deferred tax assets.

As previously reported, net sales for the fourth quarter were 8.4% higher than in the same period of 2011 and 7.9% ahead for the full year 2012.  Written sales for the fourth quarter of 2012 increased 12.7% over the same quarter of 2011.

Clarence H. Smith, chairman, president and CEO, said, "We are very pleased with these results and look forward to the opportunities in 2013.  The initiatives towards attracting the “on trend” customer are gaining traction.  This customer wants to express herself and we convey this in our successful “discover something you” advertising campaign.  To meet her desire for unique and personally styled products, we expanded and simplified our custom and special order upholstery programs which in 2012 were up almost 18% over 2011.  Our store improvements and stylish accessories better showcase all of our merchandise and the appeal of our higher price point products resulted in a 7.8% increase in average ticket and improved gross profit margins for 2012 compared to 2011.

"The higher sales volume enabled us to better leverage our fixed and discretionary costs.  We will manage these and our variable costs closely to ensure profitable sales growth.  Our positive cash flow enabled us to meet our working capital requirements, planned capital expenditures, and make a special $22.0 million cash dividend without drawing on our credit facility.

"We will be adjusting our square footage during 2013, closing stores in certain markets and expanding showrooms in desirable locations.   Our merchandising and customer centric focus distinguishes us in the marketplace and gives us an edge over our competitors.  The improving housing and overall economic data bode well for Havertys as we are prepared operationally and financially to exploit shifts in demand. "

Financial Highlights

Fourth Quarter 2012 Compared to Fourth Quarter 2011
•	Net sales were up $14.0 million or 8.4% to $182.3 million and comparable store sales increased 6.0%.
•	Gross profit margins were 52.8% as a percent of sales compared to 52.3%, a 50 basis point improvement.
•	Selling, general and administrative costs increased $4.5 million and declined 1.3% as a percent of sales.
•	Pre-tax income for 2012 increased 66.5% to $10.1 million or 5.5% of sales versus $6.1 million or 3.6% of sales.

NEWS RELEASE – FEBRUARY 25, 2013

•	Income tax expense in 2012 included a decrease in our reserve for uncertain tax positions of $0.7 million, compared to a decrease in 2011 in the valuation allowance of $14.1 million.
•	Our retail store count at December 31, 2012 was 122 versus 119 at the end of 2011.

Twelve Months ended December 31, 2012 Compared to Same Period of 2011
•	Net sales increased $49.2 million and comparable store sales increased 6.8%.
•	Gross profit margins increased by 0.8% to 52.5% as a percent of sales due to shifts in our merchandising and successful new product introductions.
•	Selling, general and administrative costs increased $13.0 million and declined 1.8% as a percent of sales.
•	Pre-tax income for 2012 increased 410.9% to $23.5 million or 3.5% of sales versus $4.6 million or 0.7% of sales.
•	Income tax expense in 2012 included a decrease in our reserve for uncertain tax positions of $0.7 compared to a decrease in 2011 of $14.1 million in the valuation allowance.

Expectations and Other
•
Both total written business and delivered sales for the first quarter to date of 2013 are up approximately 14% over the same period last year.  Comparisons for the remainder of the quarter will be more difficult given last year’s strong March, one less day in February this year, and Easter weekend, which is slow for furniture sales, falls in March this year versus April last year.

•
We plan to continue our merchandising approach  in 2013 and use promotional pricing selectively during traditional holiday and other sales events.  We expect that our annual gross profit margins for 2013 will be similar to or slightly ahead of the annual 2012 level.

•
SG&A expenses in 2013 should be leveraged with continuing sales growth since we have considerable additional capacity in our store and distribution infrastructure.  We do expect some increases in our period costs due to additional advertising and personnel expense and believe our fixed/discretionary costs will be $220 to $222 million, up approximately 4.5% over those same costs in 2012.  These costs are expected to be incurred evenly on a quarterly basis in 2013 versus prior years, in which the second quarter costs were lower. Variable SG&A expenses should continue to be in the 17.3% to 17.5% range as a percent of sales for 2013.

•	Our effective tax rate for 2013 is expected to be in the 38.5% to 38.8% range.
•
Planned capital expenditures for 2013 are $20.0 million.  We expect to expand three of the stores undergoing major remodeling and complete another 18 of our Bright Inspirations store refreshes.  Our plans also include closing three store locations during the first half of 2013,  these and other changes should result in a 1.0% decrease in total retail square footage from 2012.

NEWS RELEASE – FEBRUARY 25, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data – Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net sales	$182,307	$168,259	$670,073	$620,903
Cost of goods sold	86,036	80,338	318,038	300,187
Gross profit	96,271	87,921	352,035	320,716
Credit service charges	77	98	293	460
Gross profit and other revenue	96,348	88,019	352,328	321,176

Expenses:
Selling, general and administrative	86,098	81,583	328,826	315,865
Interest, net	150	160	624	737
Provision for doubtful accounts	65	43	165	167
Other (income) expense, net	(58)	172	(803)	(196)
	86,255	81,958	328,812	316,573

Income before income taxes	10,093	6,061	23,516	4,603
Income tax expense (benefit)	3,314	(10,897)	8,605	(10,860)
Net income	$6,779	$16,958	$14,911	$15,463

Basic earnings per share:
Common Stock	$0.31	$0.78	$0.69	$0.71
Class A Common Stock	$0.28	$0.74	$0.58	$0.67

Diluted earnings per share:
Common Stock	$0.30	$0.76	$0.67	$0.70
Class A Common Stock	$0.29	$0.73	$0.59	$0.67

Basic weighted average shares outstanding:
Common Stock	19,330	18,731	19,096	18,633
Class A Common Stock	2,815	3,218	2,943	3,287

Diluted weighted average shares outstanding:
Common Stock	22,566	22,218	22,382	22,153
Class A Common Stock	2,815	3,218	2,943	3,287

Cash dividend per common share:
Common Stock	$1.0400	$0.1200	$1.1200	$0.1200
Class A Common Stock	$0.9875	$0.1125	$1.0625	$0.1125

NEWS RELEASE – FEBRUARY 25, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$53,550	$49,585
Restricted cash and cash equivalents	7,013	6,813
Accounts receivable	9,710	11,451
Inventories	96,902	93,713
Prepaid expenses	9,532	11,195
Other current assets	3,187	4,918
Total current assets	179,894	177,675

Accounts receivable, long-term	814	449
Property and equipment	193,085	179,333
Deferred income taxes	24,366	22,681
Other assets	3,937	4,962
Total assets	$402,096	$385,100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$28,178	$21,218
Customer deposits	20,963	14,572
Accrued liabilities	33,272	29,186
Deferred income taxes	6,595	6,635
Current portion of lease obligations	881	762
Total current liabilities	89,889	72,373

Lease obligations, less current portion	18,473	12,284
Other liabilities	34,306	37,774
Total liabilities	142,668	122,431

Stockholders’ equity	259,428	262,669
Total liabilities and stockholders’ equity	$402,096	$385,100

NEWS RELEASE – FEBRUARY 25, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Year Ended December 31,
	2012	2011
Cash Flows from Operating Activities:
Net income	$14,911	$15,463
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,415	18,242
Deferred income taxes	(2,209)	(7,947)
Share-based compensation expense	2,553	2,060
Provision for doubtful accounts	165	167
Net loss (gain) on sale of property and equipment	(12)	94
Other	337	237
Changes in operating assets and liabilities:
Accounts receivable	1,210	2,299
Inventories	(3,458)	(1,775)
Customer deposits	6,391	987
Other assets and liabilities	1,818	(11,714)
Accounts payable and accrued liabilities	11,047	959
Net cash provided by operating activities	52,168	19,072

Cash Flows from Investing Activities:
Capital expenditures	(25,014)	(17,566)
Restricted cash and cash equivalents	(200)	(6,813)
Proceeds from sale of property and equipment	38	157
Other	410	—
Net cash used in investing activities	(24,766)	(24,222)

Cash Flows from Financing Activities:
Payments on lease obligations	(766)	(588)
Proceeds from exercise of stock options	2,457	285
Dividends paid	(24,684)	(2,609)
Other financing activities	(444)	(398)
Net cash used in financing activities	(23,437)	(3,310)
Increase (decrease) in cash and cash equivalents during the year	3,965	(8,460)
Cash and cash equivalents at beginning of year	49,585	58,045
Cash and cash equivalents at end of year	$53,550	$49,585

NEWS RELEASE – FEBRUARY 25, 2013

The following table summarizes the impact of various items on our tax expense (in thousands):

	2012	2011
Statutory rates applied to income before income taxes	$8,231	$1,565
State income taxes, net of Federal tax benefit	769	143
Net non-deductible permanent differences	8	33
	9,008	1,741

Change in deferred tax asset valuation allowance	(1,207)	(14,121)
Change in state credits	1,129	717
Change for net operating loss carrybacks, amended returns and related receivables	342	422
Change in deferred tax rate	(125)	274
Change in reserve for uncertain tax positions	(674)	42
Other	132	65
	(403)	(12,601)

Income tax expense (benefit)	$8,605	$(10,860)

About Havertys

Havertys, established in 1885, is a full-service home furnishings retailer with 121 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

Conference Call Information

The company will sponsor a conference call Tuesday, February 26, 2013 at 10:00 a.m. Eastern Standard Time to review its results.  Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Haverty Furniture Companies, Inc.